BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)



              For the Three
              Months Ended
               March 31,                Year Ended December 31,
                  1995        1994     1993       1992     1991       1990

1. Earnings
(a) Income from
continuing
operations
before
deductions
for taxes
and interest    $1,084.6    $4,068.8  $2,318.2  $3,353.6  $3,086.1  $3,179.4

(b) Portion
of rental
expense
representative
of interest
factor              23.9       100.4    103.4     104.1      92.5      94.0

(c) Equity in
losses from
less-than-50%
owned investments
(accounted for
under the equity
method of
accounting)         30.7        78.9     45.4      23.4      ---       ---

(d) Excess of
earnings over
distributions
of less-than-
50%-owned
investments
(accounted for
under the equity
mehtod of
accounting)        (13.5)      (53.1)  (37.4)     (15.4)    ---        ---

  TOTAL         $1,125.7    $4,195.0 $2,429.6  $3,465.7  $3,178.6   $3,273.4

2. Fixed Charges
(a) Interest      $177.7      $685.8   $712.3    $761.3    $824.6     $796.0

(b) Portion of
rental expense
representative
of interest factor  23.9       100.4    103.4     104.1      92.5       94.0

   TOTAL          $201.6      $786.2    815.7    $865.4    $917.1     $890.0

Ratio (1 divided
 by 2)              5.58        5.34     2.98      4.00      3.47       3.68